EXHIBIT 10.13

                        SYNCOR INTERNATIONAL CORPORATION
                       OFFICER DEFERRED COMPENSATION PLAN


WHEREAS Syncor International Corporation desires to retain the services of the officers and recognizes that the loss of the services of any member of such group would result in substantial loss to the Corporation; and

WHEREAS Syncor International Corporation desires to recognize the services rendered in the past and to be rendered in the future by the officers until the respective dates of their termination, retirement or death;

NOW THEREFORE, Syncor International Corporation hereby adopts a Deferred Compensation Plan for the officers as hereinafter set forth.


                            ARTICLE 1 - DEFINITIONS


1.1 BENEFICIARY: Any person or persons, as designated pursuant to Article 4.1, to whom any benefits may be payable upon the death of a Participant pursuant to Article 3.2.

1.2 CONSTRUCTION: The masculine gender shall be deemed to include the feminine and neuter genders; the singular to include the plural; and the plural to include the singular; in each case where appropriate.

1.3   EFFECTIVE DATE OF PLAN:  _______________

1.4 EMPLOYER: Syncor International Corporation, any subsidiary thereof which participates in this Plan and which employs a Participant, any predecessor corporation or business, and any corporation or business which was merged into or consolidated with or substantially all of whose assets were acquired by the corporation, that elects to continue this Plan.

1.5 COMPENSATION COMMITTEE: The Compensation Committee of the Employer's Board of Directors.

1.6 PARTICIPANT: A Participant shall be an officer of the Employer who is so designated by the Compensation Committee and who has executed an application for participation pursuant to Article 2.1.

1.7   PLAN:  The Plan shall consist of this document and any amendments thereto.

1.8 PLAN YEAR: The first plan year shall be from _______________ to _______________. Thereafter, the plan year shall be from _______________ to _______________.


                            ARTICLE 2 - PARTICIPATION


2.1 Eligibility for participation in this Plan shall be restricted to the officers of the Employer and who are designated as Participants in this Plan by the Compensation Committee. An officer so eligible shall become a Participant by filing with the Employer a written application for participation in a form satisfactory to the Employer, within thirty (30) days of the date when he is first notified, in writing, that he is eligible to participate.

2.2 A Participant shall continue to be covered by this Plan until the earliest date on which any of the following events occur:

        a.  The Plan is terminated pursuant to Article 5.1;

        b.  Termination of employment.


                              ARTICLE 3 - BENEFITS


3.1 TERMINATION OR RETIREMENT BENEFIT: If a Participant's coverage under this Plan ceases for any reason, he shall be paid a lump sum Benefit. This Benefit will be equal to $15,000 for each year of participation under the Plan. A Participant will be credited with a year of participation if he is employed by the Employer on the first day of each plan year.

      This payment shall be made in a lump sum within thirty (30) days following such termination or retirement.

3.2 DEATH BENEFITS: If a Participant should die while a Participant under the Plan his Beneficiary shall be paid a lump sum Benefit. This Benefit will be equal to the amount which would have been paid to the Participant had he terminated from the Plan on the date of death.

      This payment shall be made in a lump sum within thirty (30) days following the date the Employer receives the claimant's statement form pursuant,to
      Article 6.5.

      The Employer shall have full discretion to determine the amount to be paid in accordance with this Article.

3.3 DISABILITY: The Employer is empowered to accelerate the payment of benefits to a Participant in the event the Employer determines that the Participant has become totally disabled in that he is prevented from engaging in any suitable gainful employment or occupation, based on medical evidence satisfactory to the Employer, and that such disability will be permanent and continuous for the remainder of his life.

      Payments to a Participant in accordance with this Article shall be made within thirty (30) days following the date the Employer determines the Participant is eligible for such payment.


                            ARTICLE 4 - BENEFICIARY


4.1 Upon applying for participation in the Plan, each Participant shall designate on a form satisfactory to the Employer a Beneficiary or Beneficiaries for any benefits which may become payable hereunder in the event of his death. Any such Beneficiary can be changed by a Participant upon giving written notice to the Employer.

4.2 The Beneficiary will be the person or persons named in the Beneficiary designation most recently filed with the Employer at the time of the Participant's death.


                    ARTICLE 5 - AMENDMENT AND TERMINATION


5.1 The Employer reserves the right to amend, in writing, or to terminate this Plan at any time, with or without notice; provided, however, that no such action shall reduce the amount accrued by any Participant or Beneficiary under the Plan prior to the date of amendment or termination.


                           ARTICLE 6 - MISCELLANEOUS


6.1 The Plan shall under no circumstance be deemed to have any effect upon the terms or conditions of employment of any employee of the Employer whether or not he is a Participant hereunder. The establishment and maintenance of this Plan shall not be construed as creating or modifying any contract between the Employer and its officers, nor is it in lieu of any other benefits.

6.2 Participation by any officer in this Plan shall not give such person the right to be retained in the employ of the Employer or any right or interest in this Plan other than as provided herein.

6.3 Benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by any Participant or Beneficiary and any attempt to do so shall be null and void. Benefits under this Plan shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any Participant or any Beneficiary, nor may the nuel be subject to attachment or seizure by any creditor of any Participant or any Beneficiary under any circumstances.
6.4 The Employer, at its sole discretion, shall have the right to waive any provision hereof.

6.5 In the event of a Participant's termination, retirement or death, he or his Beneficiary, as the case may be, should notify the Employer promptly, and the Employer will then provide a claimant's statement form for completion which should be returned to the Employer, together with an official death certificate, if applicable In the event that any claim hereunder is denied, the Employer will provide adequate notice, in writing, to such Participant or Beneficiary, setting forth the specific reason for such denial and, in addition, the Employer will afford reasonable opportunity for a full and fair review of those reasons.

6.6 For purposes of Title I of ERISA, this Plan is intended to qualify as an unfunded plan maintained primarily for the purpose of providing deferred compensation for the officers and shall be interpreted accordingly.

      No action by the Employer or its Board of Directors under this Plan shall be construed as creating a trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind in favor of any Participant, his Beneficiary, or any other persons otherwise entitled to his plan benefits The status of the Participant and his Beneficiary with respect to any liabilities assumed by the Employer hereunder shall be solely those of unsecured creditors of the Employer. Any asset acquired or held by the Employer in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind for the benefit of the Participant or his Beneficiary or to be security for the performance of the obligations of the Employer, but shall be, and remain a general, unpledged, unrestricted asset of the Employer at all times subject to the claims of general creditors of the Employer.

6.7 The Plan shall be administered by the Employer. The Employer shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. The Employer's powers and duties shall include, but not be limited to, the following: (a) responsibility for the compilation and maintenance of all records necessary in connection with the Plan; (b) authorizing the payment of all benefits under the Plan and expenses of the Plan; (c) authority to engage such legal, accounting and other professional services as it may deem proper; (d) discretionary authority to interpret the Plan; and (e) discretionary authority to determine eligibility for benefits under the Plan and to resolve all issues of fact and law in connection with such determination. Decisions by the Employer shall be final and binding upon all the parties.

      The Employer, from time to time, may allocate to other persons or organizations any of its rights, powers, and duties with respect to the operation and administration of the Plan. Any such allocation shall be reviewed from time to time by the Employer; shall, unless the Employer specifies otherwise, carry such discretionary authority as the Employer possesses regarding the matter; and shall be terminable upon such notice as the Employer, in its sole discretion, deems reasonable and prudent under the circumstances.

6.8 Any payment to a Participant or Beneficiary or the legal representative of either, in accordance with the terms of this Plan shall to the extent thereof be in full satisfaction of all claims such person may have against the Employer. The Employer may require such payee, as a condition to such payment, to execute a receipt and release therefore in such form as shall be determined by the Employer.

6.9 The Plan shall be construed, administered, and governed in all respects in accordance with the laws of the State of California to the extent not preempted by ERISA. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.


ACKNOWLEDGED:


________________________________________    ___________________________
Syncor International Corporation            Date